ITEM 24 (b) EXHIBITS

(4)(d)

Form of Guaranteed Minimum Income Benefit Endorsement

to Qualified Individual Contract

Annuity Investors Life Insurance Company

Home Office: Cincinnati, Ohio

Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423

GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Guaranteed Minimum Income Benefit Endorsement ("GMIB Endorsement") is part of your Contract. It is not a separate contract. It changes your Contract only as and to the extent stated. In case of conflict with the other terms of your Contract, the provisions of this GMIB Endorsement shall control.

Effective Date and Termination

This GMIB Endorsement is effective as of the Contract Effective Date. It must be elected before the Contract Effective Date. It cannot be added or discontinued after the Contract Effective Date, other than as provided herein. This GMIB Endorsement may not be elected if any Owner is over Age [80] on the Contract Effective Date.

This GMIB endorsement will remain in effect until the earliest of:

    the Annuity Commencement Date;

    the [31st] calendar day following the Contract Anniversary immediately after the oldest Owner's [90th] birthday;

    the date you surrender the Contract in full;

    upon the Death Benefit Valuation Date (or the date that would have been the Death Benefit Valuation Date if a spouse becomes successor owner);

    if you name a new Owner who is older than the oldest previous Owner; or

    the date the Contract is otherwise terminated in accordance with Contract provisions.

Guaranteed Minimum Income Benefit

1. The DEFINITIONS section of your Contract is amended by adding the following:

GMIB Annuity Benefit Base: The amount used to calculate your GMIB Annuity Benefit Value. The GMIB Annuity Benefit Base, at the end of any Valuation Period, is equal to all Purchase Payments received as of that date:

    reduced proportionally for any partial surrenders;

    less the annual Contract Maintenance Fee, any Transfer Fees and any applicable charges due under any optional riders or endorsements to the Contract;

    less any applicable Contingent Deferred Sales Charges;

    less any loan amounts that have not been repaid ("Loans"); and

    less any Purchase Payments received in the immediately preceding [twelve (12)] months.

For purposes of calculating the GMIB Annuity Benefit Base, all adjustments will occur at the time the transaction occurs. Adjustments will be made for any partial surrenders, Purchase Payments, Loans, or Loan repayments you make. Adjustments to the GMIB Annuity Benefit Base will also be made when the annual Contract Maintenance Fee, Transfer Fee, any applicable charges due to optional riders or endorsements, or other taxes are deducted. The adjustment for partial surrenders will reduce the GMIB Annuity Benefit Base in the same proportion that the Account Value was reduced on the date of the partial surrender. All other adjustments will reduce the GMIB Annuity Benefit Base on a dollar for dollar basis.

The GMIB Annuity Benefit Base is used only in connection with the determination of the GMIB Annuity Benefit Value. It does not affect other Contract riders or endorsements. It does not reflect the Account Value.

GMIB Annuity Benefit Value: The GMIB Annuity Benefit Value, at the end of any Valuation Date, is equal to the GMIB Annuity Base, compounded daily, at an effective annual interest rate (the "GMIB Interest Rate"), from the Contract Effective Date until the Contract Anniversary immediately following the oldest Owner's [85th] birthday, or the GMIB Commencement Date, whichever is earlier, plus any Purchase Payments received in the immediately preceding [twelve (12)] months. Except as provided in the "Allocation of Purchase Payments" provision of the "PURCHASE PAYMENTS" section of this Contract, the GMIB Interest Rate is equal to an effective annual interest rate of [6%] if the oldest Owner is Age [75] or younger on the Contract Effective Date. The GMIB Interest Rate is equal to an effective annual interest rate of [5%] if the oldest Owner is over Age [75] but under Age [80] on the Contract Effective Date.

The GMIB Annuity Benefit Value is used only in connection with the determination of Annuity Benefit payments. It does not affect other Contract riders or endorsements. It does not reflect the Account Value.

GMIB Commencement Date: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made based on the GMIB Annuity Benefit Value. The GMIB Commencement Date must be on, or during the [thirty (30)] calendar day period immediately following, the [tenth (10th)] or any subsequent Contract Anniversary prior to the oldest Owner's [91st] birthday.

2. The FEES AND CHARGES section of your Contract is amended by adding the following:

Guaranteed Minimum Income Benefit (GMIB) Endorsement Charge

The GMIB Endorsement Charge is as shown on the Contract Specifications page. It is deducted daily from each of the Subaccounts for so long as the GMIB Endorsement is in effect.

3. The PURCHASE PAYMENTS section of your Contract is amended by replacing the Allocation of Purchase Payments provision in its entirety with the following:

Allocation of Purchase Payments

We will allocate Purchase Payments to the Fixed Account options and/or the Subaccounts. We will make this allocation according to the instructions we receive by Written Request. Allocations must be made in whole percentages. The minimum amount allocated to any Subaccount or the Fixed Accumulation Account must be $10. The minimum Purchase Payment amount that can be allocated to any other Fixed Account option is $2,000.

During the "Right to Cancel" period specified on the first page of this Contract, we reserve the right to allocate all Purchase Payments to either the Fixed Accumulation Account or a Money Market Subaccount. If we exercise this right, we will reallocate the Account Value as of the end of the "Right to Cancel" period. Amounts will be reallocated to the Fixed Account options and/or to the Subaccounts at that time in the percentages that you have instructed.

If on the last Valuation Date of any calendar quarter the Fixed Account Value exceeds [thirty percent (30%)] of the total Account Value, the GMIB Interest Rate credited will be reduced by [three percent (3%)] for that quarter. This means that if the effective annual interest rate otherwise would have been [6%], it will be reduced to [3%]. If the effective annual interest rate otherwise would have been [5%], it will be reduced to [2%].

4. The BENEFIT ON ANNUITY COMMENCEMENT DATE section of your Contract is amended by adding the following after the Annuity Benefit Payments provision:

Guaranteed Minimum Income Benefit (GMIB)

You may elect to have the Annuity Benefit payments based on the GMIB Annuity Benefit Value on the GMIB Commencement Date, rather than on your Account Value.

5. The BENEFIT ON ANNUITY COMMENCEMENT DATE section of your Contract is further amended by adding the following after the Form of Annuity Benefit provision:

Form of GMIB Annuity Benefit

If you elect to have your Annuity Benefit payments based on the GMIB Annuity Benefit Value, you may choose only the GMIB Option Life Annuity with Payments for a Fixed Period of at Least 120 Months. NO OTHER SETTLEMENT OPTIONS WILL BE AVAILABLE.

6. The SETTLEMENT OPTIONS section of your Contract is amended by replacing the Settlement Option Computations provision in its entirety with the following:

The 1983 Individual Annuity Mortality Table is the table we use to compute all of the guaranteed settlement option factors, all values, and all benefits under this Contract, except GMIB settlement option computations. These factors, values and benefits are all computed with interest. The rate of interest we use is [two percent (2%)] per year, compounded annually.

7. The SETTLEMENT OPTIONS section of your Contract is further amended by adding the following after the Settlement Option Computations provision:

GMIB Settlement Option Computations

If you elect to have your Annuity Benefit payments based on the GMIB Annuity Benefit Value, the GMIB Annuity Benefit Value may be applied only to the GMIB Option set forth in the SETTLEMENT OPTIONS section of this Contract. It may not be applied to any other Settlement Option Tables included in your Contract. The 1983 Individual Annuity Mortality Table, with an age setback of [ten (10)] years, is the table we use to compute all of the guaranteed settlement option factors, values, and all benefits under the "Form of GMIB Annuity Benefit" provision of the BENEFIT ON ANNUITY COMMENCEMENT DATE section of this Contract. These factors, values and benefits are all computed with interest. The rate of interest we use is [two and one-half percent (2.5%)] per year, compounded annually.

8. The SETTLEMENT OPTIONS section of your Contract is further amended by adding the following to the Available Settlement Options provision:

GMIB Option Life Annuity with Payments for a Fixed Period of at Least 120 Months

We will make periodic payments for a fixed period of at least 120 months. If the person on whose life Annuity Benefit payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The GMIB Option Tables apply to this Option.

  The SETTLEMENT OPTIONS section of your Contract is further amended by adding the following to the Settlement Option Tables provision:

The following tables are for a GMIB Annuity Benefit Value of $1,000, and will apply pro rata to the GMIB Annuity Benefit Value.

GMIB OPTION TABLES

LIFE ANNUITY

With Payments For At Least 120 Months.

	Number of Months Certain
Age	120	180	240

55	$3.45	$3.43	$3.40

56	3.51	3.48	3.45
57	3.56	3.54	3.50
58	3.62	3.59	3.55
59	3.68	3.65	3.60
60	3.74	3.71	3.66

61	3.81	3.77	3.71
62	3.88	3.84	3.77
63	3.95	3.90	3.83
64	4.03	3.98	3.89
65	4.11	4.05	3.96

66	4.19	4.13	4.02
67	4.28	4.21	4.09
68	4.38	4.29	4.15
69	4.48	4.38	4.22
70	4.58	4.47	4.29

71	4.69	4.56	4.36
72	4.81	4.66	4.43
73	4.93	4.76	4.50
74	5.06	4.86	4.57

JOINT AND ONE-HALF SURVIVOR ANNUITY

With Payments For At Least 120 Months.*

	Secondary Age
Primary
Age	60	61	62	63	64	65	66	67	68	69	70
60	$3.53	$3.54	$3.56	$3.57	$3.58	$3.59	$3.61	$3.62	$3.63	$3.64	$3.65
61	3.57	3.59	3.60	3.62	3.63	3.64	3.66	3.67	3.68	3.69	3.70
62	3.62	3.64	3.65	3.67	3.68	3.69	3.71	3.72	3.73	3.75	3.76
63	3.67	3.68	3.70	3.72	3.73	3.76	3.76	3.78	3.79	3.80	3.82
64	3.71	3.73	3.75	3.77	3.78	3.80	3.82	3.83	3.85	3.86	3.88
65	3.76	3.78	3.80	3.82	3.84	3.86	3.87	3.89	3.91	3.92	3.94
66	3.81	3.83	3.85	3.87	3.89	3.91	3.93	3.95	3.97	3.99	4.00
67	3.86	3.88	3.91	3.93	3.95	3.97	3.99	4.01	4.03	4.05	4.07
68	3.91	3.94	3.96	3.98	4.01	4.03	4.05	4.08	4.10	4.12	4.14
69	3.97	3.99	4.02	4.04	4.07	4.09	4.12	4.14	4.17	4.19	4.21
70	4.02	4.05	4.08	4.10	4.13	4.16	4.18	4.21	4.24	4.26	4.29

*Payments after the death of the primary payee will be one-half (1/2) of the amount shown.

Upon request, we will provide information on the payments that we will make for other payment intervals and ages.

LIMITATIONS AND RESTRICTIONS --- PLEASE READ CAREFULLY

  The GMIB Endorsement may only be elected prior to the Contract Effective Date.

  The GMIB Endorsement may only be elected if no Owner is older than Age [80] on the Contract Effective Date.

  If the GMIB Endorsement is elected, it is irrevocable by you. It will continue as long as the Contract remains in force, or until otherwise terminated as set forth above.

  The GMIB Annuity Benefit will only be payable under the GMIB Option Tables.

  The GMIB Annuity Benefit will only be available on, or during the [30] calendar day period immediately following, the [10th] or any subsequent Contract Anniversary prior to the Owner's [91st] birthday.

Signed for us at our office as of the date of issue.

SECRETARY	PRESIDENT
MARK F. MUETHING	CHARLES R. SCHEPER